EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sonic Solutions:

We consent to the incorporation by reference in the registration statements (No. 333-103624, No. 333-102396, No. 333-73412, No. 333-66187, and No. 333-112523) on Forms S-8 and S-3 of Sonic Solutions of our report dated June 29, 2005, with respect to the consolidated balance sheet of Sonic Solutions and subsidiaries as of March 31, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2005, and the related financial statement schedule, which reports appear in the March 31, 2006, annual report on Form 10-K of Sonic Solutions.

/s/ KPMG LLP

San Francisco, California
June 13, 2006